EXHIBIT 21


                              LIST OF SUBSIDIARIES


                 IVF America (MA), Inc., a Delaware corporation

                 IVF America (MI), Inc., a Delaware corporation

                 IVF America (NJ), Inc., a Delaware corporation

                 IVF America (NY), Inc., a Delaware corporation

                 IVF America (PA), Inc., a Delaware corporation

                 Adult Women's Medical Center, Inc.